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                                                                   EXHIBIT 10.67

                               FIRST AMENDMENT TO
                            CONCESSION AGREEMENT FOR
                     WILL ROGERS STATE BEACH PARK RESTAURANT

                THIS FIRST AMENDMENT TO CONCESSION AGREEMENT
("Amendment") is made and entered into as of the 9th day of February, 1999, by and between the COUNTY OF LOS ANGELES ("County"), and SEA VIEW RESTAURANTS, INC., a California corporation ("Concessionaire").

                             W I T N E S S E T H

                WHEREAS, County has been authorized to exercise the power conferred by California Government Code Section 25907 to contract for concessions and services that are consistent with public park and recreation purposes within Will Rogers State Beach Park pursuant to the provisions of the Joint Powers Agreement Between the City of Los Angeles and the County of Los Angeles Providing for Lifeguard and Maintenance Services to be Rendered by the County on Beaches Located Within the City, dated May 20, 1975 ("Joint Powers Agreement");

                WHEREAS, in the exercise thereof, County and Concessionaire executed that certain Concession Agreement (the "Agreement") dated as of November 1, 1997;

                WHEREAS County and Concessionaire have agreed, as more specifically provided herein, to amend certain terms and conditions contained in the Agreement; and,

                WHEREAS, Section 16.13 of the Agreement provides that it may only be amended in writing executed by duly authorized officials of Concessionaire and County.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, agreements and conditions set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto and each of them do agree as follows:

1. Defined Terms. All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Amendment of Agreement. Sections 4.6, 4.7 and 4.8 of the Agreement are hereby amended as follows, with deleted text stricken through and added text double underlined:


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            "4.6. Changes of Ownership and Financing Events. [strike through begin] {Except as otherwise provided in this Section 4.6, each} [strike through end] [double underline begin] Each [double underline end] time Concessionaire proposes either (a) a Change of Ownership or (b) a Financing Event, County shall be paid [strike through begin] {(1)} [strike through end] an Administrative Charge equal to the Actual Cost incurred by County in connection with its review and processing of said Change of Ownership or Financing Event, including without limitation the cost of investigating the acceptability of the proposed transferee or lender as well as any and all other reasonable administrative, financial, economic, accounting and/or legal costs and fees (including without limitation the reasonable value of services provided by in-house counsel, lease administrators and/or lease auditors) incurred or expended in connection with any such proposed Change of Ownership or Financing Event ("Administrative Charge") [strike through begin] {and (2) in the event County approves such proposed Change of Ownership or Financing Event and such transaction is consummated, a Net Proceeds Share; provided, however, that in the event County disapproves a proposed Change of Ownership or Financing Event, the Administrative Charge shall not exceed Thirty Thousand and 00/100 Dollars ($30,000) and, in the event County approves a Change of Ownership or Financing Event, that portion, if any, of the Administrative Charge that exceeds Thirty Thousand and 00/100 Dollars ($30,000) shall be paid out of, and shall reduce, the Net Proceeds Share. "Net Proceeds Share" shall mean the applicable amount determined pursuant to Section 4.8 of this Agreement} [strike through end]. Changes of Ownership and Financing Events are further subject to County approval as provided in Articles 12 and 13 of this Agreement. [double underline begin] A deposit of Fifteen Thousand and 00/100 Dollars ($15,000) toward the Administrative Charge shall be due and payable upon Concessionaire's notification to County of the proposed Change of Ownership or Financing Event and request for County's approval thereof. [double underline end]

                  4.6.1.Change of Ownership. "Change of Ownership" shall mean
            (a) any transfer by Concessionaire of a five percent (5%) or greater direct ownership interest in this Agreement or in any Major Sublease, (b) Concessionaire's granting of a Major Sublease [strike through begin] {and} [strike through end] [double underline begin] or [double underline end] (c) any transaction or series of related transactions not described in subsections 4.6.1(a) or (b) which constitute [strike through begin] {an Aggregate Transfer of fifty percent (50%) or more of the beneficial interests in, or} [strike through end] a Change of Control of [strike through begin] {,} [strike through end] Concessionaire, this Agreement or a Major Sublease. For the purposes of this Agreement, "Change of Control" shall refer to a transaction whereby the transferee acquires a beneficial interest in Concessionaire, this Agreement or a Major Sublease which brings its cumulative beneficial interest in Concessionaire, this Agreement or a Major Sublease, as appropriate, to over fifty percent (50%).

                  4.6.2.Excluded Transfers. Notwithstanding anything to


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            the contrary contained in this Agreement, Changes of Ownership resulting from the following transfers shall not be deemed to create an obligation to pay County an Administrative Charge [strike through begin] {or a Net Proceeds Share} [strike through end], nor shall County have any discretion under Articles 12 and 13 of this Agreement to disapprove such transfers:

                  (1) a transfer to a spouse in connection with a property settlement agreement or decree of dissolution of marriage or legal separation;

                  (2) a transfer, directly or through any trust, by way of gift, devise, intestate succession or operation of law for the benefit of any member or members of the transferor's immediate family (which for the purposes of this subsection shall be limited to the transferor's spouse, children, parents, siblings and grandchildren);

                  (3) a transfer of a beneficial interest resulting from public trading in the stock or securities of an entity, where such entity is a corporation whose stock is traded publicly on a national stock exchange or is traded in the over-the-counter market and whose price is regularly quoted in recognized national quotation services; provided, however, that this exclusion shall not apply to a single transaction or series of related transactions whereby fifty percent (50%) or more of the beneficial interests in such entity are transferred, or which otherwise effects a Change of Control in such entity;

                  (4) a mere change [double underline begin] or conversion [double underline end] in the form, method or status of ownership; it shall not include a transfer between or among individuals and/or entities controlled by such individuals, provided that this exclusion shall not apply to a single transaction or series of related transactions whereby [strike through begin] {an Aggregate Transfer of} [strike through end] fifty percent (50%) or more of the beneficial interests in Concessionaire, this Agreement or a Major Sublease has [strike through begin] {occurred;} [strike through end] [double underline begin] been transferred; or, [double underline end]

                  (5)   any transfer resulting from a Condemnation by County;
                        or,

                  (6) any transfer of the beneficial interest in Concessionaire
            [double underline begin] which is consummated prior to May 1, 1999, which results in no change in the management of Concessionaire or the day-to-day


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            operations of the Premises and where the transferee of such beneficial interest is, as of January 1, 1999, a beneficial interest holder in Concessionaire other than [double underline end] [strike through begin] {currently held by} [strike through end] Bank of America and its affiliates [strike through begin] {; provided, however, that (1) such transfer is consummated prior to {November 1, 1997, (2) such transfer is effected at a net loss to Bank of America and/or its affiliates (without taking into account prior writedowns of any debt extended to Concessionaire by Bank of America or its affiliates), and (3) the transfer of the beneficial interest is made to one or more of the existing persons or entities currently holding beneficial interests in Concessionaire} [strike through end].

            [strike through begin] 4.6.3. Aggregate Transfer. "Aggregate Transfer" shall refer to the total percentage of the shares of stock, partnership interests, membership interests or any other equity interests (which constitute beneficial interests in Concessionaire, this Agreement or a Major Sublease, as appropriate) transferred in all transactions (other than those enumerated in subsection 4.6.2) occurring since the later of (a) the execution by Concessionaire of this Agreement or a Major Sublease, as appropriate, or (b) the most recent Change of Ownership upon which an Administrative Charge was paid to County [strike through end].

            [strike through begin] 4.6.4 [strike through end] [double underline begin] 4.6.3 [double underline end]. Beneficial Interest. As used in this Agreement, the "beneficial interest," "beneficial interest in this Agreement," or "beneficial interest in a Major Sublease" shall refer to the interests of the natural persons who comprise the ultimate owner or owners of Concessionaire's interest in this Agreement or a Major Sublease, or a Major Sublessee's interest in a Major Sublease, whichever is appropriate, regardless of the form of such ownership and regardless of whether such interests are owned through corporations, trusts, partnerships, limited liability companies or layers thereof; provided, however, that if an entity with an ownership interest in the Agreement or a Major Sublease is a partnership, corporation or limited liability entity
      (a) whose beneficial interest in this Agreement or a Major Sublease, whichever is appropriate, comprises less than fifteen percent (15%) of its total assets or (b) in which no ten (10) shareholders, partners or members together own more than thirty percent (30%) of the partnership interests, shares, membership interests or other equity interests in the entity, then for the purposes of Sections 4.6 through 4.8 hereof, the entity itself shall be deemed to be the ultimate owner of the beneficial interest in this Agreement or a Major Sublease, as appropriate, and the owners of such entity shall not be treated as the ultimate owners of such beneficial interest.

                  [strike through begin] {4.6.4.1} [strike through end] [double underline begin] 4.6.4. [double underline end] Interests Held By Entities. Except as otherwise provided herein, an interest in Concessionaire, this


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            Agreement or a Major Sublease held or owned by a partnership, limited liability company, corporation or other entity shall be treated as owned by the partners, members, shareholders or other equity holders of such entity in proportion to their respective equity interests, determined by reference to the relative values of the interests of all partners, members, shareholders or other equity holders in such entity. Where more than one layer of entities exists between Concessionaire or a Major Sublessee, as appropriate, and the ultimate owners, then the foregoing sentence shall be applied successively to each such entity in order to determine the ownership of the beneficial interests in Concessionaire, this Agreement or a Major Sublease, as appropriate, and any transfers thereof.

                   [double underline begin] ** 1(text moved) 4.6.5. [double
            underline end] Shareholder, Partner, Member, Trustee and Beneficiary List. Prior to the execution of this Agreement by County, prior to each subsequent Change of Ownership or Financing Event and upon the request of County (which requests shall be no more frequent than once per year), Concessionaire shall permit County to review an updated schedule listing the names and mailing addresses of all shareholders, partners, members and other holders of equity interests in Concessionaire. In the event that such shareholder, partner, member or other interest holder is a trust, Concessionaire shall include in such schedule the name and mailing address of each trustee of said trust, together with the names and mailing addresses of each beneficiary of said trust with greater than a five percent (5%) actuarial interest in distributions from, or the corpus of, said trust; provided, however, that to the extent that Concessionaire is prevented by Applicable Laws from obtaining such information regarding the beneficiaries of said trust(s), Concessionaire shall have complied with this provision if Concessionaire uses its best efforts to obtain such information voluntarily and provides County with the opportunity to review any such information so obtained. Concessionaire agrees to use its best efforts to provide County with any additional information reasonably requested by County in order to determine the identities of the holders of five percent (5%) or greater beneficial interests in Concessionaire or its constituent shareholders, partners, members or other interest holders, this Agreement or a Major Sublease.

                  [strike through begin] {4.6.4.2. Ownership of Multiple Assets.
            The proceeds of any event constituting or giving rise to a Change of Ownership shall be apportioned to this Agreement or a Major Sublease, whichever is appropriate, and to any other assets transferred in the same transaction in proportion to the relative fair market values of the respective assets transferred. The Net Proceeds Share shall be


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            calculated only by reference to the amount of such proceeds apportioned to this Agreement, a Major Sublease or the beneficial interests therein, whichever is appropriate.[strike through end]

      [strike through begin] 4.7. Calculation and Payment. A deposit of Fifteen Thousand and 00/100 Dollars ($15,000) toward the Administrative Charge shall be due and payable upon Concessionaire's notification to County of the proposed Change of Ownership or Financing Event and request for County's approval thereof. If the transaction is approved, the balance of the Administrative Charge, if any, and the Net Proceeds Share shall be due and payable concurrently with the Change of Ownership or Financing Event giving rise to the obligation to pay such fee. If County disapproves the proposed transaction then, within thirty (30) days after notice of its disapproval, County shall deliver to Concessionaire a written notice setting forth the Administrative Charge, together with a refund of the amount, if any, of the deposit in excess of the Administrative Charge otherwise allowable under Section 4.6. In the event that the Administrative Charge exceeds the deposit, then Concessionaire shall pay County the balance of the Administrative Charge otherwise allowable under
      Section 4.6. within thirty (30) days after receipt of the notice from County setting forth the Administrative Charge and any supporting documentation reasonably requested by Concessionaire within five (5) days after its receipt of such notice. Together with its request for County approval of the proposed transaction, Concessionaire, a Major Sublessee or the holder of a beneficial interest in this Agreement or a Major Sublease, whichever is appropriate, shall present to County its calculation of the Net Proceeds Share (if any) to be derived therefrom, which shall include the adjustment to Improvement Costs, if any, which may result from the payment of such Net Proceeds Share ("Calculation Notice"). Each Calculation Notice shall contain such detail as may be reasonably requested by County to verify the calculation of the Net Proceeds Share. Within sixty (60) days after the receipt of the Calculation Notice, County shall notify the party giving the Calculation Notice as to County's agreement or disagreement with the amount of the Net Proceeds Share set forth therein or the related adjustment of Improvement Costs, if any. Failure of County to approve the Calculation Notice in writing within such sixty (60) day period shall be deemed to constitute County's disapproval thereof. Failing mutual agreement within thirty (30) days after the expiration of said sixty (60) day period, the dispute shall be resolved by arbitration as set forth in Section 16.15 of this Agreement in a manner similar to that prescribed herein for the resolution of disputes concerning Fair Market Rental Value. In the event County approves a Change of Ownership or Financing Event but a dispute exists as to the Net Proceeds Share in respect thereof or the related adjustment, if any, in Improvement Costs, then the transaction may be consummated; provided, however, that (i) Concessionaire shall remit to County as otherwise required


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      hereunder the undisputed portion of the Net Proceeds Share and (ii)
      Concessionaire shall deposit the disputed portion of the Net Proceeds Share into an escrow at the closing of the transaction, which portion shall be distributed in accordance with the arbitration of the dispute pursuant to Section 16.15 of this Agreement, in a manner similar to that prescribed herein for the resolution of disputes concerning Fair Market Rental Value. [strike through end]

            [strike through begin] 4.7.1. Transfer of Less Than Entire Interest. Where a Change of Ownership has occurred by reason of the transfer of less than all of an owner's beneficial interest in Concessionaire, this Agreement or a Major Sublease, the Net Proceeds Share shall be due and payable with respect to those portions of such beneficial interest that have been acquired by the transferee since the later of (a) the date of the execution of this Agreement (or a Major Sublease) by Concessionaire, (b) the most recent payment of an Administrative Charge with respect to this Agreement (or a Major Sublease), or (c) the date which is twelve (12) months prior to the transfer which constitutes the Change of Ownership. [strike through end]

            [strike through begin] 4.7.2. Purchase Money Notes. If the transferor of an interest accepts a note made by the transferee of such interest in payment of all or a portion of the acquisition cost (a "Purchase Money Note"), such note shall be valued at its face amount. [strike through end]

            [strike through begin] 4.7.3. Obligation to Pay Net Proceeds Share and Administrative Charge. With respect to a Change of Ownership giving rise to the Administrative Charge and Net Proceeds Share, the obligation to pay the Administrative Charge and Net Proceeds Share shall be the joint and several obligation of the transferor and transferee. In the event that the Administrative Charge or Net Proceeds Share is not paid when due with respect to the beneficial interest in this Agreement, then County shall have the remedies set forth in Section 14.3 hereof. [strike through end]

      [strike through begin] 4.8. Net Proceeds Share. In the event of a Change of Ownership, the Net Proceeds Share shall be a sum equal to the greater of (a) five percent (5%) of the gross sale or transfer proceeds or other consideration given for the interests transferred (but in the case of a transfer to a party affiliated with or otherwise related to the transferor, such consideration shall in no event be deemed to be less than the fair value of the interests transferred), and (b) twenty percent (20%) of the Net Transfer Proceeds from such transfer. With respect to a Financing Event, the Net Proceeds Share (if any) shall be equal to twenty percent (20%) of the Net Refinancing Proceeds from such Financing Event. [strike through end]

                  [strike through begin] 4.8.1. Transaction by Original
            Concessionaire. In the case of a


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            transfer by Concessionaire (but not a successor or assignee of
            Concessionaire) constituting a Change of Ownership, "Net Transfer Proceeds" shall mean the total cash and other consideration received (but in the case of a transfer to a party affiliated with or otherwise related to the transferor, such consideration shall in no event be deemed to be less than the fair value of the interests transferred), less the following costs with respect to Concessionaire (but not its successors or assignees):

(1) The} [strike through end] [double underline begin] Supplemental Rent. In addition to the Annual Minimum Rent, Percentage Rent and other monetary obligations of Concessionaire to County as set forth more specifically in this Agreement, Concessionaire shall pay to County "Supplemental Rent" as follows:

                  4.7.1. Monthly and Annual Payments. Supplemental Rent shall consist of "Monthly Supplemental Rent" and "Annual Supplemental Rent" or, if and as applicable, "Valuation Participation" and "Excess Valuation Participation Payments".

                  4.7.2. Monthly Supplemental Rent. "Monthly Supplemental Rent"
            shall consist of a monthly payment of one thousand two hundred fifty dollars ($1,250.00), due and payable at the time and in the manner set forth for Monthly Minimum Rent in the Agreement. Monthly Supplemental Rent payments shall not be credited toward Annual Supplemental Rent payments.

                  4.7.3. Annual Supplemental Rent. In addition to
            Concessionaire's obligation to pay County Percentage Rent and Monthly Supplemental Rent as set forth in this Agreement, Concessionaire's Gross Receipts shall be measured for each twelve month period commencing on the first day of the first calendar month following County's execution of this Amendment and on each anniversary thereafter (each a "Supplemental Rent Year"). "Annual Supplemental Rent" for each Supplemental Rent Year shall consist of a payment equal to one percent (1%) multiplied by the amount by which Concessionaire's Gross Receipts for said Supplemental Rent Year exceeded fourteen million dollars ($14,000,000). The amount of Annual Supplemental Rent due and payable shall be documented by Concessionaire and confirmed by County in the manner set forth in this Agreement for Percentage Rent, including without limitation those provisions in the Agreement concerning accounting procedures and County audits. Annual Supplemental Rent payments shall be in addition to the Monthly Supplemental Rent described above, and Monthly Supplemental Rent payments shall in no event be credited toward the Annual Supplemental Rent payments.


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                  4.7.4. Partial Year at End of Term. For the final Supplemental
            Rent Year which ends upon the expiration of the Term, the Gross Receipts threshold for the Annual Supplemental Rent payment shall be calculated by multiplying fourteen million dollars ($14,000,000) by a fraction, the numerator of which shall be the sum of the total Gross Receipts reported by Concessionaire in those same calendar months (prorated daily for partial months) over the two then most recent Lease Years, and the denominator of which shall be the sum of the total Gross Receipts reported by Concessionaire for the two then most recent Lease Years.

                  4.7.5. Valuation Participation. As provided below, County may cause Concessionaire to pay County a "Valuation Participation" and, if applicable, "Excess Valuation Participation Payments" (as defined herein below). "Valuation Participation" shall mean, as of the "Valuation Date", the greater of (a) five percent (5%) of the "Gross Concession Value" or (b) twenty percent (20%) of the "Net Concession Value".

                        4.7.5.1. Valuation Date. The "Valuation Date" may be
                  designated by County (a) prior to the end of the seventy eighth (78th) month of the Term, within ten (10) days after receipt by County of notice from Concessionaire that an "Outright Sale" has occurred, in which event the Valuation Date shall be deemed to be the date upon which the Outright Sale transaction occurred, or (b) at any time from the first day of the seventy ninth (79th) month of the Term until the expiration of the one hundred fiftieth (150th) month of the Term, provided that County delivers to Concessionaire written notice of County's election to establish the Valuation Date within ten (10) days after such election by County.

                        4.7.5.2. Outright Sale. An "Outright Sale" shall consist
                  of any one or more of the following: (a) a transfer by Concessionaire of one hundred percent (100%) of its interest in the Agreement or the Premises to a non-affiliated entity,
                  (b) a transfer by California Beach Restaurants, Inc., Concessionaire's parent company, of one hundred percent (100%) of its beneficial interest in Concessionaire, the Agreement or the Premises in a single transfer to a non-affiliated entity, or (c) the sale of one hundred percent (100%) of the outstanding common stock of California Beach Restaurants, Inc. in a single transfer to a non-affiliated entity.

            4.7.6. Gross and Net Concession Value. The "Gross


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      Concession Value" shall be determined by an appraiser selected by County.
      The scope of the valuation conducted by the appraiser shall be limited to determining the value of the concession which is the subject of the Agreement (with the appraiser assuming that the concessionaire has the right to use the Gladstone's name for the Premises for the balance of the
      Term), together with the commercial and retail operations conducted on and from the Premises, taking into account the uniqueness of the location of the Premises and the character of the physical asset and operations there. The valuation shall not include the value of the name "Gladstone's" or any other trademarks or service marks owned by Concessionaire or its parent company and used at another site, nor shall it take into account those revenues and expenses of Concessionaire or its parent company which do not directly result from the concession, the Premises or the operations thereon. In the event of any dispute concerning such revenues and expenses, the burden shall be on Concessionaire to demonstrate the lack of any such direct relationship. Concessionaire shall make available to County's appraiser any and all information reasonably requested by the appraiser in order to conduct the valuation. "Net Concession Value" shall mean the Gross Concession Value less unamortized "Improvement Costs" (as hereinafter defined) expended by Concessionaire as of the Valuation Date and, in the event of an Outright Sale, "Documented Transaction Costs" (as hereinafter defined) in connection with such Outright Sale. In the event that County elects to designate a Valuation Date, County shall notify Concessionaire of the Valuation Participation determined by its appraiser within thirty (30) days after its receipt from such appraiser. Any disputes regarding the Gross Concession Value or Net Concession Value shall be resolved by arbitration as provided in the Agreement. Prior to the arbitration, Concessionaire shall cause an appraiser to conduct a valuation using the Valuation Date designated by County and the appraisal standards set forth above. Concessionaire and County shall negotiate in good faith, after Concessionaire has notified County of the Valuation Participation as determined by Concessionaire's appraiser, for a period of no less than thirty (30) days to resolve any disputes regarding Gross Concession Value and Net Concession Value prior to initiating the arbitration procedure. All appraisals or valuations submitted or otherwise offered into evidence by County or Concessionaire in any such arbitration procedure must meet the standards set forth herein for Written Appraisal Evidence. Notwithstanding the foregoing, In the event that (whether before or after the seventy ninth (79th) month of the Term), prior to the occurrence of an Outright Sale County elects to designate a Valuation Date upon the occurrence of the Outright Sale, the Gross Concession Value shall be deemed to be the total consideration paid in connection with the Outright Sale, and the Valuation Participation payments shall commence on the first day of the first calendar month immediately following the closing of the Outright Sale Transaction. County may elect to cause an appraisal of the concession within nine (9)


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      months after the occurrence of the Outright Sale as provided above, in which event the remaining Valuation Participation payments may be increased to reflect the Gross Concession Value as determined by the appraiser. Disputes regarding the appraiser's conclusions shall be resolved by arbitration as provided above.

                  4.7.7. Improvement Costs. "Improvement Costs" shall mean the
            [double underline end] lesser of (i) book value or (ii) fair market value of certain equipment installed and owned by Concessionaire and existing on the Premises as of the commencement of the Term, together with the final construction costs incurred by Concessionaire in connection with the construction of the Improvements as set forth in the Approved Final Plans, Specifications and Costs, which costs shall be submitted to County within thirty (30) days after the completion of the Improvements described therein and which costs shall be approved in writing by County, together with any subsequent expenditure incurred, whether or not paid, by Concessionaire (but not a sublessee or other party), for physical addition to or improvement or renovation of the Premises [strike through begin] {(collectively, "Improvement Costs")} [strike through end], provided that (a) with respect to the book value or fair market value of such equipment installed and owned by Concessionaire on the Premises [double underline begin] at the commencement of the Term [double underline end], such costs, which the parties agree shall in no event exceed three hundred thousand and 00/100 dollars ($300,000), shall have been submitted to County within ninety (90) days after the commencement of the Term and are thereafter approved by Director in writing within sixty (60) days after submission, (b) with respect to the construction of improvements costing in excess of twenty five thousand dollars ($25,000), such costs have been submitted to County within thirty
            (30) days after the completion of such addition, improvement or renovation and approved by County in writing, and (c) with respect to the construction of improvements costing less twenty five thousand dollars ($25,000), such costs may be submitted in accordance with (b) above, or submitted to County [strike through begin] {as part of Concessionaire's Calculation Notice} [strike through end] [double underline begin] or County's appraiser in connection with County's election to establish a Valuation Date [double underline end] and thereafter documented to County's reasonable satisfaction, provided, however, that, if Concessionaire elects to submit such costs in [strike through begin] {its Calculation Notice,} [strike through end] [double underline begin] connection with County's election to establish a Valuation Date, [double underline end] such costs, taken cumulatively, shall not exceed twenty five thousand dollars ($25,000).

                  [strike through begin] {(2) Commissions} [strike through end]
            [double underline begin] 4.7.8. Documented Transaction Costs. "Documented Transaction Costs" shall mean commissions [double underline end], title and escrow costs, and other bona fide closing costs actually paid to third parties and documented to the satisfaction of County, which costs were directly attributable to the consummation of the particular transaction giving rise to the obligation to pay County a [strike through begin] {Net Proceeds Share (collectively, "Documented Transaction Costs").} [strike through end] [double underline begin] Valuation Participation. [double underline end]

                        [strike through begin] 4.8.2. Transfer by
                  Concessionaire's Successor. In the case of a transfer by a Concessionaire other than the original Concessionaire, "Net Transfer Proceeds" shall mean the total cash and other consideration received by that successor Concessionaire (but in the case of a transfer to a party affiliated with or otherwise related to the transferor, such consideration shall in no event be deemed to be less than the fair value of the interests transferred), minus the following costs with respect to such successor Concessionaire: [strike through end]

                  [strike through begin] (1) The purchase price such successor paid to Concessionaire or such successor's seller for the interest acquired; [strike through end]

                  [strike through begin] (2) Improvement Costs actually paid by such successor Concessionaire, provided that such costs have been submitted to and approved by County to the extent provided in subsection 4.8.1.1 with respect to Concessionaire; and, [strike through end]

                  [strike through begin] (3) Documented Transaction Costs with respect to the transfer of the interest by the successor. [strike through end]

            [strike through begin] 4.8.3. Transfers of Major Sublessee's Interest. With respect to any Change of Ownership described in subsection 4.6.1(b), subsections 4.8.1 and 4.8.2 shall apply, except that any rents or other amounts received by Concessionaire from the Major Sublessee and passed through to County under any provision of this Agreement (other than payment of Net Proceeds Share) shall be disregarded in the computation of Net Transfer Proceeds. [strike through end]

            [strike through begin] 4.8.4. Other Transfers. With respect to any Change of Ownership not described in subsections 4.8.1 through 4.8.3 (i.e., a transfer of an interest in an entity holding a direct or indirect ownership interest in this Agreement or in a Major Sublease), subsections 4.8.1 and 4.8.2 shall apply to such Change of Ownership, except that in lieu of deducting Improvement Costs in determining Net Transfer Proceeds, the cost to the transferor of the interest being transferred shall be deducted. Furthermore, in the event that any such Change of Ownership produces a Net Proceeds Share, the then existing Improvement Costs shall be increased by an appropriate amount to reflect such Net Proceeds Share, as if it had been realized by Concessionaire upon a transfer of a comparable interest in this Agreement or in a Major Sublease, as appropriate. [strike through end]

            [strike through begin] 4.8.5. Net Refinancing Proceeds. "Net Refinancing Proceeds" shall mean the gross principal amount of any Financing Event after the date of this Agreement, minus (i) the principal amount of Concessionaire's existing financing, (ii) Improvement Costs incurred by Concessionaire and not paid for or repaid with the proceeds of any Financing Event and (iii) Documented Transaction Costs with respect to such Financing Event [strike through end].

            [strike through begin] 4.8.6. Effect of Refinancing on Improvement Costs. Upon payment to County of a Net Proceeds Share in connection with a Financing Event, then the Improvement Costs incurred by Concessionaire prior to such Financing Event shall be increased by the amount of Net Refinancing Proceeds derived from such Financing Event and the Documented Transaction Costs incurred with respect thereto and} [strike through end] [strike through begin] {addition to Improvement Costs incurred by Concessionaire after such Financing Event. [strike through end]

            [strike through begin] 4.8.7. Transfers to which Sections 4.6 through 4.8 Apply. The provisions of Sections 4.6 through 4.8 hereof shall apply to all transfers of beneficial interests in this Agreement or a Major Sublease which constitute a Change of Ownership, unless such transfers are otherwise excluded pursuant to subsection 4.6.2. Furthermore, the provisions of Sections 4.6 through 4.8 of this Agreement, and the principles set forth therein, shall apply to any transfer or series of transfers which County can demonstrate was primarily structured for the purpose of avoiding the obligation to pay Net Proceeds Share set forth in Sections 4.6 through 4.8 of this Agreement and which, viewed together, would otherwise constitute a Change of Ownership. [strike through end]

            [strike through begin] 4.8.8. Payment. Net Proceeds Share shall be due and payable concurrently with the transfer giving rise to the obligation to pay such fees and shall be the joint and several obligation of the transferee and transferor. In the event that the proceeds of the transaction giving rise to the obligation to pay Net Proceeds Share are comprised, in whole or in part, of assets other than cash, then the cash payment of the Net Proceeds Share shall reflect the fair market value of such non-cash assets as of the date of the Change of Ownership, which shall be set forth in the Calculation Notice} [strike through end]. Notwithstanding the foregoing, [strike through begin] {in the case of a Change of Ownership described in subsection 4.6.1(b), the Net Proceeds Share shall be payable to County as and when the Net Transfer Proceeds are received, with the Net Proceeds Share being equitably apportioned to the payments derived by Concessionaire from said Change of Ownership (other than any payments passed through to County under this Agreement).} [strike through end]

            [double underline begin] 4.7.9. Payment of Valuation Participation. Where County elects to designate a Valuation Date which is a date upon which an Outright Sale occurs, whether before or after the seventy ninth (79th) month of the term, the Valuation Participation shall be payable by Concessionaire in equal monthly installments of principal and interest beginning on the first calendar month after the occurrence of such Outright Sale. In all other events, the Valuation Participation shall be payable by Concessionaire in equal monthly installments of principal and interest beginning on the first calendar month after receipt by Concessionaire of notice of the Valuation Participation determined by County or by agreement of the parties or by arbitration and continuing through the expiration of the Term. Each monthly installment [double underline end] shall be in [double underline begin] an amount necessary to amortize the Valuation Participation, with interest at nine percent (9%) per annum in equal payments over the remaining months of the Term. In addition, in the event that Concessionaire has not commenced making Valuation Participation payments to County, interest on the Valuation Participation shall accrue at the higher of (a) eight percent (8%) per annum or (b) the County Pool Rate, from the first day of the first month following notice to Concessionaire of the Valuation Participation as determined by County. Accrued interest on the Valuation Participation shall become due and payable together with the first of the Valuation Participation payments.

                  4.7.10. Credit Toward Valuation Participation. In calculating the Valuation Participation payments, Concessionaire shall be credited with, and the Valuation Participation reduced by, the cumulative amount of Monthly Supplemental Rent and Annual Supplemental Rent paid by Concessionaire to County through the end of the month prior to the first monthly Valuation Participation payment. The foregoing credit shall be applied, without interest, to the Valuation Participation which is amortized for the remainder of the Term.

                  4.7.11. Greater of Supplemental Rent and Valuation
            Participation. From and after the date upon which the Valuation Participation is established, County shall receive the greater of
            (1) the Valuation Participation payments as determined by subsection
            4.7.7. above or (2) the Monthly Supplemental Rent and Annual Supplemental Rent payments as set forth above. For and at the end of each Supplemental Rent Year, Concessionaire shall compare the cumulative Supplemental Rent which would have been payable from the execution of this Amendment by County to the sum of (a) the Supplemental Rent payments actually made to County, (b) the Valuation Participation payments actually made to County and (c) "Excess Valuation Participation Payments" as defined herein below, each through the end of said Supplemental Rent Year. If the cumulative Supplemental Rent payments (including Monthly Supplemental Rent and Annual Supplemental Rent), calculated from the date of execution of this Amendment by County through the end of said Supplemental Rent Year, exceed the aforementioned sum of clauses (a), (b) and (c), Concessionaire shall pay such excess amount (each such payment an "Excess Valuation Participation Payment") to County within thirty (30) days following the end of said Supplemental Rent Year.

                        4.7.12. Exclusion from Fair Market Rental Value.
            Notwithstanding anything to the contrary in this Agreement, Concessionaire's obligation to pay Supplemental Rent shall not be taken into account in the renegotiation or adjustment of Annual Minimum Rent and Percentage Rent or the determination of Fair Market Rental Value as provided in Section 4.4 of this Agreement.

            4.8. Supplemental Rent Commencement Date. Monthly Supplemental Rent payments shall commence on the first day of the first calendar month following execution of this Amendment by County and thereafter shall be due and payable on the first day of each calendar month for the remainder of the Term. Annual Supplemental Rent Payments, if any, shall be due and payable on the first day of the second calendar month following the expiration of each Supplemental Rent Year, with the final Annual Supplemental Rent Payment becoming due and payable on the last day of the Term for the final Supplemental Rent Year." [double underline end]

3. Subsection 4.2.2.9 is amended as follows, with deleted text stricken and added text double underlined:

            "4.2.2.9. Excess Payments Credit. If rent payments actually made by Concessionaire in a particular Lease Year exceed the total rentals actually due for that year as computed on an annual basis, Concessionaire shall be permitted to credit that excess amount ("Excess Percentage Rent Payment") against the succeeding monthly installments of [double underline begin] Monthly Minimum and [double underline end] Percentage Rent otherwise due under this Section 4.2 until such time as the entire Excess Percentage Rent Payment has been recouped. If Concessionaire makes an Excess Percentage

            Rent Payment in the final Lease Year of the Term, County shall refund such amount to Concessionaire within ninety (90) days of the expiration of the Term."

4. The first sentence of Subsection 5.6.4 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

            "5.6.4 Performance and Payment Bonds. [double underline begin] If the two million dollar ($2,000,000) letter of credit required by Section 8 of this Agreement has been reduced as provided therein, [double underline end] Concessionaire shall, at its own cost and expense, have furnished County with the following separate corporate surety bonds not less than ten (10) days prior to the [strike through begin] Construction Commencement Date (as defined herein below) [strike through end] [double underline begin] commencement of construction [double underline end], which bonds must be in form and content reasonably satisfactory to County or with other security for the construction of the Improvements as set forth in subsection 5.6.5 below:"

5. Subsection 5.8.1 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

            "5.8.1. Substantial [strike through begin] {Commencement} [strike through end] [double underline begin] Completion [double underline end] of Construction. It is a condition of this Agreement that, except to the extent Concessionaire is prevented from so doing by the events identified in subsection 5.8.3, Concessionaire shall cause the [strike through begin] {Substantial Commencement of Construction} [strike through end] [double underline begin] completion of construction of the Improvements [double underline end] to have occurred in accordance with the Approved Final Plans, Specifications and Costs no later than [strike through begin] {December 31, 1998 ("Anticipated Commencement Date") and shall substantially complete same by May 1, 1999} [strike through end] [double underline begin] six (6) months after the execution of the First Amendment to this Agreement by County [double underline end] ("Anticipated Completion Date"). [strike through begin] {For the purposes of this Agreement, "Substantial Commencement" or "Substantial Commencement of Construction" shall mean that (1) all "Exterior Parking Lot Area and Asphalt Concrete (AC) Beach Access" action items, as set forth in the Proposal for Concession Agreement for the Renovation and Operation of a Restaurant at Pacific Coast Highway at Sunset Boulevard, prepared by Concessionaire and dated November 4, 1996, have been completed, and (2) all demolition and excavation, including without limitation the removal of the existing center steel structure on the north side of the Premises which constitutes the covered patio area, has been completed in conformity with the Approved Final Plans, Specifications and Costs. The Anticipated Commencement Date and} [strike through end] [double underline begin] The [double underline end] Anticipated Completion Date [strike through begin] {will} [strike through end] [double underline begin] may [double underline end] only be extended under the specific circumstances set forth in this
      Section 5.8, and under no other circumstances. Notwithstanding the foregoing, the parties hereto specifically agree that so long as Concessionaire is otherwise diligently and in good faith attempting to satisfy such condition, and as long as it would have been extremely unlikely that any other restaurant operator could have caused the Improvements to be Substantially [strike through begin] {Commenced and/or completed} [strike through end] [double underline begin] Completed [double underline end] within such timeframe, then Concessionaire will not be in breach of this subsection and not subject to termination of this Agreement for its failure to achieve [strike through begin] {Substantial Commencement or} [strike through end] completion [double underline begin] of the Improvements [double underline end] by the [strike through begin] {Anticipated Commencement Date or} [strike through end] Anticipated Completion Date [strike through begin] {, respectively} [strike through end]."

6. The second sentence of Subsection 5.8.2 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

      "During this period, delays due to fire, earthquake, [double underline begin] unusually severe winter storms, [double underline end] flood, tornado, civil disturbance, war, organized labor dispute or other unforeseeable event reasonably beyond the control of Concessionaire ("Force Majeure") or a hidden condition relating to the foundation of the Premises which is not known to Concessionaire as of the Anticipated Commencement Date shall extend the time in which said construction must be completed by the length of time of such delay, although Concessionaire shall commence and complete the portions, if any, of the Improvements not impacted by such delay within the timeframe set forth in this Agreement."

7. Section 8.1 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

      "8.1. Decrease in Deposit. [strike through begin] {Beginning on the third anniversary of the commencement of the Term, and on each subsequent anniversary date, the} [strike through end] [double underline begin] The [double underline end] amount of the irrevocable [strike through begin] {letter} [strike through end] [double underline begin] Letter [double underline end] of [strike through begin] {credit} [strike through end] [double underline begin] Credit [double underline end] may be decreased by Concessionaire upon fifteen (15) days' advance notice to County if Concessionaire has satisfied both of the following conditions: (1) Concessionaire has completed construction of the improvements in substantial conformity with the Approved Final Plans, Specifications and Costs and the Premises, as improved, are open to the public; and, (2) Concessionaire has provided County with audited financial statements certified by a Certified Public Accountant [double underline begin], together with quarterly reports, certifications by officers and principals of Concessionaire and any additional information reasonably requested by County, [double underline end] evidencing that Concessionaire has maintained a net worth in excess of Three Million and 00/100 Dollars ($3,000,000.00) [strike through begin] {for the most recent twelve consecutive months} [strike through end] [double underline begin] at all times from and after April 30, 1999. [double underline end] If Concessionaire has satisfied both of the foregoing conditions, the amount of the [strike through begin] {letter} [strike through end] [double underline begin] Letter [double underline end] of [strike through begin] {credit} [strike through end] [double underline begin] Credit [double underline end] may be reduced [strike through begin] {to} [strike through end] [double underline begin] and thereafter maintained at [double underline end] an amount which represents three (3) times the Monthly Minimum Rent then in effect. If, at any time after the amount of the [strike through begin] {letter} [strike through end] [double underline begin] Letter [double underline end] of [strike through begin] {credit}

      [strike through end] [double underline begin] Credit [double underline end] has been reduced as provided in this Section 8.1, Concessionaire's net worth falls below Three Million and 00/100 Dollars ($3,000,000.00) then, within ten (10) days after it receives notice of such fact, Concessionaire shall reinstate the letter of credit to the amount of Two Million and 00/100 Dollars ($2,000,000). Failure to so reinstate the letter of credit shall constitute an Event of Default hereunder. For purposes of computing Concessionaire's net worth hereunder, value may be attributed to the undepreciated amount of the Improvements, inventory, furniture and fixtures at the Premises, but no value shall be attributed to the value of the name "Gladstones" or to "goodwill"."

8. Subsection 12.1.2 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

      "12.1.2. Approval Required. At least thirty (30) days prior to the proposed effective date of any Sublease that is not a Major Sublease or of any amendment or assignment of such Sublease, Concessionaire shall submit a copy of such Sublease, amendment or assignment to Director for approval, which approval shall be given or withheld at Director's sole and absolute discretion. To the extent practical, Director shall approve or disapprove said proposed Sublease [double underline begin] or [double underline end] amendment [double underline begin] thereof [double underline end] amendment { [strike through begin] or assignment [strike through end] } within thirty (30) days after receipt thereof. [double underline begin] With respect to an assignment, including without limitation a Change of Ownership and/or Outright Sale, Director shall give or withhold his approval of said assignment, which approval shall take into account the factors set forth in subsection 12.3.1 hereof and shall not be unreasonably withheld or delayed, within thirty (30) days after receipt of the materials set forth in subsection 12.2.3.1 hereof; if not given in writing prior to the expiration of said thirty (30) day period, Director's consent to the proposed assignment shall be deemed to be withheld. [double underline end]

9. The final sentence of Section 12.3 of the Agreement is amended as follows, with deleted text stricken through and added text double underlined:

      "Any approved assignment of this Agreement shall release the assignor of all liability arising on or after the effective date of such assignment, provided the assignee assumes all of such liability. Provided, further, the assignor shall not be relieved of any liability for the payment of the Administrative Charge [strike through begin] {or the required portion of any Net Proceeds Share or Net Refinancing Proceeds which arise upon} [strike through end] [double underline begin] in connection with [double underline end] such assignment as provided herein."

10. The final sentence of Section 13.1. is amended as follows, with deleted text stricken through and added text double underlined:

      "For the purposes of this Agreement, including without limitation the provisions of Sections 4.6 through 4.8 hereof, a "Financing Event" shall mean [strike through begin] {any financing or refinancing consummated by Concessionaire, whether with private or institutional investors or lenders, where such financing or refinancing is (a) [strike through end] } an Encumbrance (as defined below) [strike through begin] { or (b) has been underwritten based upon, or is intended to be repaid from, the proceeds of Concessionaire's operation of the Premises or the sale, assignment or transfer of Concessionaire's interest as provided herein} [strike through end]."

11. Section 13.1.3.3. is amended as follows, with deleted text stricken through and added text double underlined:

            "13.1.3.3. [double underline begin] No [double underline end] [strike through begin] {(1) Neither an} [strike through end] Administrative Charge [strike through begin] {nor any Net Proceeds Share} [strike through end] shall be payable in respect of or charged against any amount payable under the Encumbrance to or for the benefit of the Encumbrance Holder in a foreclosure proceeding [double underline begin], nor shall such foreclosure proceeding (or any deed in lieu of such proceeding) be deemed an Outright Sale. [double underline end] "

12. Subsection 14.4.3 is amended as follows, with deleted text stricken through and added text double underlined:

            "14.4.3. Other Amounts. The amounts necessary to compensate County for the sums and other obligations which under the terms of this Agreement become due prior to, upon or as a result of the expiration of the Term or sooner termination of this Agreement, including without limitation, those amounts of unpaid taxes, insurance premiums and utilities for the time preceding surrender of possession, the cost of removal of rubble, debris and other above-ground improvements, attorney's fees, court costs, and unpaid Administrative Charges [strike through begin] {, Net Proceeds Shares and Net Refinancing Proceeds.} [strike through end]."

13. Section 15.1 is hereby amended as follows, with deleted text stricken through and added text double underlined:

            "15.1. Maintenance of Records. In order to determine the amount of and provide for the payment of the rent, Administrative Charge, [strike through begin] {Net Proceeds Share, Net Refinancing Proceeds and } [strike through end] [double underline begin] Supplemental Rent, Valuation Participation, Excess Valuation Participation Payments and any and all [double underline end] other sums due under this Agreement, Concessionaire and all Sublessees, if any, shall at all times during the Term of this Agreement, and for thirty six (36) months thereafter, keep, or cause to be kept, locally, to the reasonable satisfaction of Director, true, accurate, and complete records and double-entry books of account for the current and five (5) prior Accounting Years, such records to show all transactions relative to the conduct of operations, and to be supported by data of original entry."

14. On or prior to June 30, 1999, Concessionaire shall provide County with reasonably satisfactory written evidence that the State has consented to and approved in writing the terms of this Amendment.

15. All other terms and conditions contained in the Agreement shall remain in full force and effect and are hereby reaffirmed and ratified.

            IN WITNESS WHEREOF, County has, by order of its Board of Supervisors, caused this Amendment to be subscribed by the Chairman of said Board and attested by the Clerk thereof, and Concessionaire has executed the same on the day and year hereinbelow written.

                                       THE COUNTY OF LOS ANGELES



                                       By   /s/  DON KNABE
                                          ------------------------------
                                          Chairman, Board of Supervisors


APPROVED AS TO FORM:                   (CORPORATE SEAL)
LLOYD W. PELLMAN
County Counsel                         ATTEST: JOANNE STURGES
                                       --------------------------------
By /s/ RICHARD WEISS                          EXECUTIVE OFFICER
  -------------------------            CLERK OF THE BOARD OF SUPERVISORS

       ADOPTED                         By [SIG]
BOARD OF SUPERVISORS                      -----------------------------
COUNTY OF LOS ANGELES
                                       SEA VIEW RESTAURANTS, INC.,
      FEB 09, 1999                     a California corporation

/s/ JOANNE STURGES                     By /s/ ALAN REDHEAD
---------------------------              ------------------------------
JOANNE STURGES                         Its President
EXECUTIVE OFFICER
                                       By /s/ SAMUEL E. CHILAKOS
                                          -----------------------------
                                       Its Secretary

Dated: 1/28/1999